Eros International Plc

2017 Restricted Share and Restricted Stock Unit Plan

INDEX

Rule

1.       Interpretation

2.	Eligibility
3.	Grant of Awards
4.	Contractual Relationship
5.	Non-Transferability of Awards
6.	Performance-Related Conditions for Vesting
7.	Termination of Service
8.	Issuance of Shares
9.	Overall Limit on the Granting of Awards
10.	Individual Limits on the Granting of Awards
11.	Demerger, Reconstruction or Winding-Up
12.	Take-Over
13.	Variation of Share Capital
14.	Alteration of Plan
15.	Service of Documents
16.	Taxation
17.	Miscellaneous

1.       INTERPRETATION

1.1.       In this Plan (unless context otherwise requires) the following words and phrases have the meanings given below):

(a) “Associated Company” has the meaning given in Section 256 of the Companies Act 2006;

(b) “Auditors” the auditors of the Company for the time being;

(c) “Award” Restricted Share or a Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan;

(d) “Award Agreement” a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee;

(e) “Award Tax Liability” in relation to any Participant, any liability of the Company or any member of the Group, excluding NIC or similar taxes payable by the Company or any other member of the Group, to account for any amount of income tax, National Insurance Contribution or other tax arising in relation to the grant, vesting or otherwise in relation to their Award;

(f) “Business Day” a day on which clearing banks in the United States of America are open for business generally;

(g) “Committee” the remuneration Committee of the Company;

(h) “Company” Eros International plc (registered in the Isle of Man and whose registered office is at First Names House, Victoria Road, Isle of Man IM2 4DF);

(i) “Control” has the meaning ascribed to it in section 840 of the Taxes Act;

(j) “Date of Grant” in relation to any Award, the date on which that Award is granted;

(k) “Directors” the board of directors of the Company from time to time or a duly constituted Committee thereof;

(l) “Eligible Participants” any person who is an employee, consultant or director of any member of the Group;

(m) “Group” the Company, any holding company holding company of the Company and each and every company which is for the time being a Subsidiary of the Company or such holding company;

(n) “Ordinary Share Capital” issued share capital of the Company from time to time;

(o) “Participant” person who has been granted an Award or, if that person has died, their Personal Representatives;

(p) “Personal Representative” in relation to a Participant, the legal personal representatives of the Participant (being either the executors of their will to whom a valid grant of probate has been made or the administrators);

(q) “this Plan” The Eros International plc 2017 Restricted Share and Restricted Stock Unit Plan as set out in these rules and amended from time to time;

(r) “Restricted Share” an Award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or engagement and/or performance conditions) and terms as the Committee deems appropriate.

(s) “Restricted Stock Unit” an Award denominated in units of Shares under which the issuance of Shares (or the settlement in an equivalent value in cash) is subject to such conditions (including continued employment or engagement and/or performance conditions) and terms as the Committee deems appropriate.

(t) “Shares” ordinary shares in issue in the capital of the Company;

(u) “Shareholder” person who holds one or more Shares;

(v) “Subsidiary” has the meaning given in Section 220 of the Companies Act 2006;

(w) “Taxes Act” the relevant taxes act applicable to the Group in respect of this Plan;

(x) “Value” in relation to a Share on a given day the prevailing mid-market value as shall be determined by the Company Secretary;

1.2.       References to an Award vesting or being or becoming vested in respect of any number or proportion of the Shares over which it subsists are to be read as references to the Award becoming free of restrictions either immediately or, subject to the Participant continuing to hold service, office or employment within the Group, at some future time.

1.3.       References to Shares in respect of which an Award subsists at any time are to be read and construed as references to the Shares over which the Award is then held (and in respect of which it has not then lapsed)

1.4.       Any references to any enactment shall include any consolidation, modification, extension, amendment or re-enactment and to any subordinate legislation made under it for the time being in force.

1.5.       Words denoting the masculine gender shall include the feminine.

1.6.       Words denoting the singular shall include the plural and vice versa.

1.7.       References to rules are to the rules of this Plan.

2.       ELIGIBILITY

2.1.       Subject to the following provisions of this rule 2, the Committee shall have absolute discretion as to the selection of persons to whom an Award is granted by the Company.

2.2.       An Award shall not be granted to any person unless he is an Eligible Participant.

3.       GRANT OF AWARDS

3.1.       An Award may only be granted:

(a)       at any time within the period of 42 days beginning with the date on which this Plan is approved by the Committee;

(b)       within a period of 45 days immediately after the person to whom it is granted first becomes an Eligible Participant; or

(c)       at any time to meet awards, annual bonuses or incentives as determined appropriate and agreed by the Committee.

3.2.       In the event of the Company being restricted by statute, order or regulation from granting an Award in accordance with rule 3.1, an Award may be granted within 42 days of the removal of such restriction.

3.3.       No Award may be granted after the tenth anniversary of the Plan being approved.

3.4.       An Award shall be evidenced by an Award Agreement which at a minimum shall specify:

(a)       the Date of Grant;

(b)       the number of Shares in respect of which the Award is granted;

(c)       the purchase price of the Shares, if any, and the means of payment;

(d)       such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Shares or Restricted Stock Units;

(e)       that the vesting of the Award is subject to such performance-related conditions (if any) as are imposed pursuant to rule 6;

(f)       that the Participant agrees to indemnify the Company or other member of the Group, as the case may be, in respect of any Award Tax Liability and is otherwise in such form as the Committee may from time to time determine.

4.       CONTRACTUAL RELATIONSHIP

4.1.       The grant of an Award does not form part of the Participant’s entitlement to remuneration or benefits pursuant to any member of the Group nor does any such contract give such person any right or entitlement to have an Award granted to him in respect of any number of Shares or any expectation that an Award might be granted to him whether subject to any conditions or at all.

4.2.       The rights and obligations of a Participant under the terms of any contract with a member of the Group shall not be affected by the grant of an Award.

4.3.       The rights granted to a Participant upon the grant of an Award shall not afford the Participant any rights or additional rights to compensation or damages in consequence of the loss or termination of his service, office or employment with a member of the Group.

4.4.       A Participant shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being or becoming unable to realize value in respect of an Award in consequence of the loss or termination of his service, office or employment with a member of the Group for any reason (including, without limitation, any breach of contract by an employer) or in any other circumstances whatsoever.

5.       NON-TRANSFERABILITY OF AWARDS

5.1.       Unless specified otherwise by the Committee, each Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution.

6.       PERFORMANCE-RELATED CONDITIONS FOR VESTING

6.1.       Subject to rule 6.4, the vesting of an Award may be conditional upon the performance of the Company and/or the performance of another member of the Group over such period and measured against such objective criterion as shall be determined by the Committee and notified to the Participant when the Award is granted.

6.2.       Any such condition may provide that the Award shall become vested in respect of a given number or proportion of the Shares over which it subsists according to whether, and the extent to which, any given performance target is met or exceeded.

6.3.       After an Award has been granted the Committee may, in appropriate circumstances, amend any such performance-related condition pertaining to the vesting of an Award provided that no such amendment shall be made unless such amendment will afford a more effective incentive to the Participant and will be no more difficult to satisfy than were the original conditions when first set.

6.4.       If, in consequence of a performance-related condition being met, an Award becomes vested in respect of some but not all of the number of Shares over which it subsists, it shall thereupon lapse and cease to be exercisable in respect of the balance of the Shares over which it was held.

6.5.       Until further notification by the Committee, no performance criteria shall apply to Awards granted pursuant to this Scheme.

7.       TERMINATION OF SERVICE

7.1.       If a Participant:

(a)       gives or receives notice to terminate the service, office or employment by virtue of which he was granted an Award; or (b) ceases to hold service, office or employment with any member of the Group for any reason, then, upon the occurrence of an event described in (a) or (b), unless specified otherwise in an Award Agreement or other written agreement between the Participant and the Company, any unvested portion of an Award granted to him shall lapse and be forfeited when he ceases to hold such service, office or employment.

7.2.       For the purposes of this rule 7, a Participant shall not be treated as having ceased to hold service, office or employment within the Group unless and until he no longer holds any service, office or employment with any member of the Group.

8.       ISSUANCE OF SHARES

8.1.       As soon as reasonably practicable after the allotment or transfer of any Shares to a Participant upon grant or vesting, as the case may be, the Company shall issue to the Participant (or other person as directed by the Participant) a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time in respect of the Shares so allotted or transferred.

8.2.       The allotment or transfer of any Shares under this Plan shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any governmental or other authorities under any enactments or regulations from time to time in force and it shall be the responsibility of the Participant to comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

8.3.       All Shares allotted or transferred under this Plan shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

9.       OVERALL LIMIT ON THE GRANTING OF AWARDS

9.1.       The aggregate number of Shares issued pursuant to all Awards shall not exceed 5,670,000 (the “Share Reserve”). The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Rule 13. For clarity, the Share Reserve is a limitation on the number of Shares that may be issued pursuant to the Plan and a single Share may be subject to grant more than once (e.g., if a Share subject to an Award is forfeited, settled in cash, expires, or is repurchased or reacquired by the Company, such Share may again be available for grant under this Plan). The Shares issued pursuant to Awards granted under this Plan may be Shares that are authorized and unissued or Shares that were reacquired by the Company, including Shares purchased in the open market.

10.       INDIVIDUAL LIMITS ON THE GRANTING OF AWARDS

10.1.       No Award shall be granted to any Eligible Participant if or insofar as it would cause the aggregate market value of Shares over which awards granted in any 12 month period to that Eligible Participant, whether under the Plan, or any other share option or share incentive scheme adopted by the Company, to exceed an amount that is greater than 10 times the amount of the emoluments (which, without limitation, excludes pension benefits and benefits in kind but includes bonus entitlement) expressed as an annual rate then payable to the Eligible Participant by the Group. For the purposes of this rule, the market value of a share in respect of which rights to subscribe for shares have been or are to be granted shall be taken as the price payable upon the exercise of such rights.

11.       DEMERGER, RECONSTRUCTION OR WINDING-UP

11.1.        In the event that notice is given to shareholders of the Company of a proposed demerger of the Company, the Committee, in its discretion, may accelerate the time or times at which any Award, or portion thereof, may become vested and provide that upon the effectiveness of any such demerger, any Award that remains outstanding and unvested shall lapse and be forfeited without any consideration.

11.2       If the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation, the Committee, in its discretion, may accelerate the time or times at which any Award, or portion thereof, may become vested and provide that upon the effectiveness of any such reconstruction, any Award that remains outstanding and unvested shall lapse and be forfeited without any consideration.

11.3       In the event of notice being given to holders of Shares of a resolution for the voluntary winding-up of the Company, the Committee, in its discretion, may accelerate the time or times at which any Award, or portion thereof, may become vested and provide that upon the effectiveness of any such winding-up, any Award that remains outstanding and unvested shall lapse and be forfeited without any consideration. For avoidance of doubt, upon the commencement of a winding-up of the Company, all outstanding Awards shall immediately lapse.

12.       TAKE-OVER

12.1.       As a result of either:

(a)       a general offer to acquire the whole of the Ordinary Share Capital which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or (b) a general offer to acquire all the shares in the Company of the same class as the Shares the Company shall come under the Control of another person or persons, the Committee may provide for the acceleration of any or all Awards under the Plan (subject to any performance-related condition or other objective criterion attaching to an Award being satisfied) effective prior to the date when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied or waived and to the extent that any Award is not so accelerated, the Committee may provide that it shall lapse.

12.2.       If at any time before an Award has lapsed any person becomes entitled or bound to acquire shares in the Company under sections 428 to 430F (inclusive) of the Companies Act 1985 (or similar provisions applicable to the Company), the Committee may provide for the acceleration of any or all Awards under the Plan (subject to any performance-related condition or other objective criterion attaching to the Awards being satisfied) and to the extent that any Award is not so accelerated, the Committee may provide that it shall lapse.

12.3.       For the purposes of this rule 12, the Committee need not treat all Participants or all outstanding Awards in the same manner and a person shall be deemed to have Control of a company if he and others acting in concert with him have together obtained Control of it.

13.       VARIATION OF SHARE CAPITAL

13.1.       In the event of any alteration of the Ordinary Share Capital by way of capitalisation or rights issue, or sub-division, consolidation or reduction or any other variation in the share capital of the Company, the Committee will make such adjustment:

(a)       to the aggregate number or amount or kind of Shares subject to any Award, and/or

(b)       to the purchase price payable for each Share under any such Award, if any, and/or

(c)       to the vesting or other terms relating to an Award to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

PROVIDED THAT, except in the case of a capitalisation issue, any such adjustment is confirmed in writing by the Auditors to be in their opinion fair and reasonable.

13.2.       As soon as reasonably practicable after any such adjustment has effect in relation to any Award the Company shall give notice in writing to the Participant.

14.       ALTERATION OF PLAN

14.1.       The Committee may at any time alter or add to any of the provisions of this Plan in any respect PROVIDED THAT:

(a)       no such alteration or addition shall detrimentally affect Participants with regard to their subsisting Awards except with the consent of Participants who, assuming their Awards vest in full, would become entitled to not less than three quarters of the nominal number of Shares the subject of such Awards; and

(b)       the Committee must obtain approval of the shareholders of the Company in general meeting where a variation seeks to extend the class of persons eligible for the grant of Awards, or alter to the advantage of Participants rules relating to the grant of Awards, Plan limits, the adjustment of Awards, and the subscription price, if any, save for minor amendments to benefit the administration of the Plan to comply or take account of any proposed or existing legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants.

14.2.       As soon as reasonably practicable after making any alteration or addition under this rule 14, the Committee shall give notice in writing thereof to any Participant affected.

15.       SERVICE OF DOCUMENTS

15.1.       Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company to any person in accordance or in connection with this Plan shall be duly given:

(a)       if he is a director or employee of any member of the Group by delivering it to him at his place of work; or

(b)       by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the date of posting; or

(c)       if he holds service, office or employment with any member of the Group, by sending a facsimile transmission or any other electronic communication to a current facsimile or electronic communication number addressed to him at his place of work or his address last known to the Company and if so sent it shall be deemed to have been duly given at the time of transmission.

15.2.       Any notice or document so sent to an Eligible Participant and/or Participant shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company has notice of his death) except where his Personal Representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent.

15.3.       Any notice in writing or document to be submitted or given to any of the Directors or the Company in accordance or in connection with this Plan may be delivered, sent by post, or facsimile transmission but shall not in any event be duly given unless it is actually received by the secretary of the Company or such other individual as may from time to time be nominated by the Committee and whose name and address is notified to Participants.

16.       TAXATION

16.1.       If an Award Tax Liability arises in respect of an Award, the Company shall be entitled to the extent permitted by law to deduct such amount(s) from any payment due to be made by the Company or any Associated Company to or in respect of the Participant in respect of that Award during the same calendar month or other relevant period in which the event occurs or in any subsequent calendar month or such relevant period in order to satisfy and discharge the Award Tax Liability whether or not such payment is of an income or capital nature.

16.2. If and to the extent that the Award Tax Liability referred to in rule 16.1 is of income tax which exceeds the amount from which deductions in respect thereof can be made in any one period referred to in rule 16.1 in respect of the Participant concerned, that Participant shall pay or reimburse the Company for the amount of the excess on demand or within such period as may be specified in any written notice given by the Company.

16.3.       Where an Award Tax Liability arises in respect of the vesting of an Award the Committee may, without prejudice to the Company's rights under rule 16.1, by written notice to the Participant concerned, nominate as his bare trustee any person ("the Bare Trustee") to sell such number of shares issued upon the vesting of the Award as may be required in order to discharge the Award Tax Liability and any other liability (including costs) connected with the said sale and the Bare Trustee shall pay an amount equal to the Award Tax Liability to the Company and otherwise discharge any other said liability to the extent that the net proceeds from the said sale permit.

17.       MISCELLANEOUS

17.1.       The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the issuance in full of all Awards covering Shares for the time being remaining capable of being issued under this Plan.

17.2.       The Committee may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of this Plan as they think fit and in the event of any dispute or disagreement as to the interpretation of this Plan or of any such rules, regulations or procedures or as to any question or right arising from or related to this Plan, the decision of the Committee shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

17.3.       In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators.

17.4.       The costs of the administration and implementation of this Plan shall be borne by the Company.

17.5.       Participants shall not by reason of an Award which does not result in the issuance of Shares be entitled to receive copies of any documents sent to holders of Shares nor have any right to attend general meetings of the Company.

17.6.       Any issue of shares by the Company will be subject to any regulations or requirements of the Securities and Exchange Commission and/or the NYSE or any similar body.

END OF PLAN

Name:
Number of Shares of Restricted Stock Units subject to Award:
Date of Grant:

Eros International Plc
2017 Restricted Share and Restricted Stock Unit Plan

Restricted Stock Unit Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) granted by Eros International plc (the “Company”) to the individual named above (the “Grantee”) pursuant to the Eros International Plc 2017 Restricted Share and Restricted Stock Unit Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.       Grant of Restricted Stock Units. The Company grants to the Grantee on the date set forth above (the “Date of Grant”) an award consisting of the right to receive one Share with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 13 of the Plan.

2.       Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

3.       Vesting. Unless earlier terminated, forfeited, relinquished or expired, the Restricted Stock Units shall vest [     ].

4.       Delivery of Stock. The Company shall deliver to the Grantee as soon as practicable upon the vesting of the Restricted Stock Units or any portion thereof one Share with respect to each such vested Restricted Stock Unit, subject to the terms of this Agreement and the Plan, including Section 8 thereof.

5.       Dividends; Other Rights. The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or the Group prior to the date on which the Company delivers Shares to the Grantee (if any). Unless determined otherwise by the Committee, the Grantee is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which any such Share is delivered to the Grantee hereunder or the restrictions thereupon lapse, as provided by the Committee. The Grantee shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award once such Shares are free of any restrictions, unless determined otherwise by the Committee.

6.       Termination. In the event Grantee ceases to hold service, office or employment with any member of the Group for any reason, [the unvested portion of this Award shall lapse and be forfeited].

7.       Nontransferability. The Award may not be sold, pledged, assigned or transferred in any manner unless and until the Shares corresponding to such Restricted Stock Units have been issued and all restrictions applicable to such Shares have lapsed, unless expressly permitted by the Committee.

8.       Certain Tax Matters. To the extent required by any applicable law, the Grantee shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the Restricted Stock Units. The Company shall not be required to issue Shares until such obligations are satisfied.

9.       Effect on Employment. Neither the grant of the Award, nor the issuance of Shares in respect of the Award, will give the Grantee any right to be retained in the employ or service of the Company or any member of the Group, affect the right of the Company or any member of the Group to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her employment or other service at any time.

10.       Provisions of the Plan. A copy of the Plan as in effect on the Date of Grant has been furnished to the Grantee. By accepting the Award, the Grantee agrees to be bound by the terms of the Plan and this Agreement.

11.       Acknowledgments. The Grantee acknowledges and agrees that (a) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (b) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (c) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

eros international plc

By:___________________________

Name:

Title:

Dated:

Acknowledged and Agreed:

By_______________________

Name:
Number of Restricted Shares subject to Award:
Date of Grant:

Eros International Plc
2017 Restricted Share and Restricted Stock Unit Plan

Restricted Share Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted Shares (the “Restricted Shares”) granted by Eros International plc (the “Company”) to the individual named above (the “Grantee”) pursuant to the Eros International Plc 2017 Restricted Share and Restricted Stock Unit Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.       Grant of Restricted Shares. The Company grants to the Grantee effective as of the date set forth above (the “Date of Grant”) the number of Restricted Shares set forth above, subject to adjustment pursuant to Section 13 of the Plan.

2.       Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

3.       Vesting. Unless earlier terminated, forfeited, relinquished or expired, the Restricted Shares shall vest [    ].

4.       Delivery of Stock. The Company shall deliver to the Grantee one Share with respect to each Restricted Share, subject to the terms of this Agreement and the Plan, including Section 8 thereof. Such Restricted Shares may contain appropriate legends indicating the Shares are restricted and subject to the terms of this Agreement and the Plan.

5.       Dividends; Other Rights. From and after the Date of Grant, Grantee shall have all of the ownership, voting rights, dividend rights and all other rights of a stockholder of the Company with respect to the Restricted Shares, except that such rights as to unvested Restricted Shares shall terminate upon the forfeiture of such unvested Restricted Shares for any reason.

6.       Termination. In the event Grantee ceases to hold service, office or employment with any member of the Group for any reason, [the unvested portion of this Award shall lapse and be forfeited].

7.       Nontransferability. The Award may not be sold, pledged, assigned or transferred in any manner unless and until the Award has vested and all restrictions applicable to the Restricted Shares have lapsed, unless expressly permitted by the Committee.

8.       Certain Tax Matters. To the extent required by any applicable law, the Grantee shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the Restricted Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied.

9.       Effect on Employment. Neither the grant of the Award, nor the issuance of Shares in respect of the Award, will give the Grantee any right to be retained in the employ or service of the Company or any member of the Group, affect the right of the Company or any member of the Group to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her employment or other service at any time.

10.       Provisions of the Plan. A copy of the Plan as in effect on the Date of Grant has been furnished to the Grantee. By accepting the Award, the Grantee agrees to be bound by the terms of the Plan and this Agreement.

11.       Acknowledgments. The Grantee acknowledges and agrees that (a) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (b) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (c) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

eros international plc

By:___________________________

Name:

Title:

Dated:

Acknowledged and Agreed:

By_______________________

[Signature Page to Restricted Share Agreement]